Exhibit 99.1

Press Release

New Enterprise Stone & Lime Co., Inc. Signs Engagement Letter with Capstone Advisory Group

New Enterprise, Pennsylvania, January 27, 2015 - New Enterprise Stone & Lime Co., Inc. (the “Company”), a leading privately held, vertically integrated construction materials supplier and heavy/highway construction contractor in Pennsylvania and western New York and a national traffic safety services and equipment provider, announced today that the Company has signed an engagement letter effectively extending a relationship it first entered into with Capstone Advisory Group (Capstone) on May 10, 2013.

Under the original agreement, the Company engaged Capstone to assist with the implementation of its profit enhancement and cost control program. On January 15, 2015, the Company entered into a new engagement letter under which Capstone will provide the services of an implementation officer and a several member team to support the Company’s continued implementation of the program. The implementation officer will work together with the Company’s executive management, will report to the Chief Executive Officer, but is not an executive officer of the Company. Capstone will receive a fixed monthly fee of $300,000 plus stipulated expenses. In addition to the fixed fee, Capstone has the ability to earn a tiered variable fee of between $1.4 million and $6.5 million corresponding to the amount by which the Company exceeds a fiscal 2016 adjusted EBITDA threshold minimum, as defined in the engagement letter. The term of the new engagement is one year.

About New Enterprise Stone & Lime Co., Inc.
New Enterprise Stone & Lime Co., Inc. is a leading privately held, vertically integrated construction materials supplier and heavy/highway construction contractor in Pennsylvania and western New York and a national traffic safety services and equipment provider. Our core businesses include: (i) construction materials (aggregate production (crushed stone and construction sand and gravel), hot mix asphalt production and ready mixed concrete production), (ii) heavy/highway construction (heavy construction, blacktop paving and other site preparation services) and (iii) traffic safety services and equipment. For more information, please visit the Company’s website at www.nesl.com.

Forward-Looking Statements
Statements included herein may constitute “forward looking statements”. These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no duty to update any forward looking statements made herein.

Exhibit 99.1

Investor Relations Contact:	At the Company:
Joe Hassett, SVP	Paul I. Detwiler, III
Gregory FCA	President and Chief Executive Officer
joeh@gregoryfca.com	814-766-2211
610-228-2110